SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: August 15, 2006

ENTERTAINMENT CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-29325	87-0643633
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

43180 Business Park Drive, Suite 202, Temecula, California 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: 951-587-9100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On August 15, 2006, the Board of Directors of Entertainment Capital Corporation (the “Company”) replaced Jay M. Maldonado with Kenneth Wiedrich as the Company’s Secretary and Treasurer. Mr. Maldonado did not have an employment contract with the Company and did not receive remuneration for his work on behalf of the Com p any.  Mr. Maldonado will remain an employee and officer of FilmMates Entertainment, a wholly-owned portfolio investment of the Company that specializes in film distribution.

Biographical Information Regarding Kenneth Wiedrich

Mr. Wiedrich has over 33 years of experience in operational accounting and finance functions in a variety of businesses within the service, construction and manufacturing industries. Mr. Wiedrich has experience in the use of several automated accounting systems including MAS90, Peachtree, and QuickBooks. Mr. Wiedrich has experience with governmental cost accounting methods and all related government acquisition regulations. In his capacity as the Chief Financial Officer for RI-Tech, Inc. (1990-2003), he was responsible for the day–to-day administrative functions of the company as well as all accounting and financial aspects of the business. Mr. Wiedrich was involved in raising money through private placement and long-term financing for Ri-Tech.  From 2003 to 2006, Mr. Wiedrich has served as Controller for Javelin Advisory Group, Inc., where he now serves as President.  Mr. Wiedrich is also currently the Chief Financial Officer and Secretary of CLX Investment Company, Inc., the Chief Financial Officer and Secretary of GTREX Capital, Inc. and the Chief Financial Officer and Secretary of S3 Investment Company, Inc.

Compensation agreement with Kenneth Wiedrich

The Company has not entered into an employment agreement with Mr. Wiedrich.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT CAPITAL CORPORATION

August 21, 2006 Date	/s/ John M. Bailey John M. Bailey Chief Executive Officer and Chief Financial Officer